Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2025 Third Quarter Results

Reports highest level of profits since 2022

RICHMOND, VA, October 22, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter ended September 30, 2025.

For the quarter ended September 30, 2025, the Company reported net income of $5.6 million, or $0.06 per diluted common share, compared to net income of $1.3 million, or $0.01 per diluted common share, for the quarter ended June 30, 2025, and net income of $0.9 million, or $0.01 per diluted common share, for the third quarter of 2024.

For the year-to-date period ended September 30, 2025, the Company reported net income of $6.5 million, or $0.07 per diluted common share, compared to a net loss of $13.4 million, or ($0.34) per diluted common share, for the same period of 2024.

A message from Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

"Blue Ridge Bank’s third quarter results are a good news story on many fronts. Before I address the numbers, I want to acknowledge the team that got us to this point and will return Blue Ridge to a prominent place in Virginia community banking. Without the tenacity, negotiation skills, attention to detail, and solid banking knowledge shown by the employees who have either joined us or quickly adapted to new leadership, these results would not have been possible.

"Most banks in transition report one-time financial events as the organization returns to normal operations. We had our share this quarter. We reported $3.0 million of fee income when our largest single out-of-market loan paid off and we recovered $0.8 million from a specialty finance loan that was charged off in 2023. By successfully fulfilling obligations to the buyers of our mortgage servicing rights in 2024, we received an additional $0.8 million in noninterest income. Partially offsetting these positive events, we showed increased consulting fees, as we completed a revenue enhancement engagement started in 2024. Legal expenses also were higher in the quarter. We expect both expense lines to return to lower levels in the fourth quarter.

"On an on-going basis, noninterest expenses reflect reduced Federal Deposit Insurance Corporation ("FDIC") insurance and audit fees, a sign of our improved regulatory position, and salary and benefit expenses and headcount were again down on a sequential quarter basis.

"Last quarter, I stated we were turning our focus to growth. While loans held for investment declined by $66 million in the third quarter, $33 million of the decline was due to the payoff of the single credit mentioned above. We have added talent to the commercial relationship team who, along with those already on board, have built a loan pipeline of more than $200 million as of September 30, 2025. Additional relationship managers will join us in fourth quarter. We are seeing deposit and loan relationship opportunities materialize as our larger competitors focus on larger deals.

"Early in the third quarter, the Company announced our board had approved an up to $15 million share repurchase program. This action reflects our strong capital position and our regulator’s acknowledgment of the progress made by the Blue Ridge team over the last 18 months. I anticipate again reporting strong results for the fourth quarter in January 2026."

Sale of Monarch Mortgage

On March 27, 2025, the Company completed the previously announced sale of its mortgage division operating as Monarch Mortgage. The sale, which included the transfer of certain assets and leases to an unrelated mortgage company, resulted in a $0.2 million loss, reported in other noninterest income in the year-to-date 2025 period.

Q3 2025 Highlights

(Comparisons for Third Quarter 2025 are relative to Second Quarter 2025 unless otherwise noted.)

Net Income:

•
Net income for the third quarter was $5.6 million, or $0.06 per diluted common share, compared to net income of $1.3 million, or $0.01 per diluted common share, for the prior quarter. The third quarter income before income taxes of $7.5 million included $3.0 million of loan fee income realized upon the payoff of a previously criticized out-of-market loan, while the prior quarter included $0.3 million of fee income from this loan. The loan fee income resulted from loan modifications in the first quarter of 2025 and was fully realized in the third quarter upon pay off. Also included in the prior quarter income before income taxes of $1.8 million was a benefit of $1.3 million – primarily the recovery of non-credit-related amounts reserved for in the prior year – as the Company concluded outstanding exit activities with a former fintech banking-as-a-service (“BaaS”) partner.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $21.9 million and $19.8 million for the third and second quarters, respectively. Excluding the aforementioned loan fee income, interest income decreased by $0.6 million in the quarter, primarily due to the decline in average balances of interest-earning assets, which declined $88.3 million from the prior quarter. Average balances of interest-bearing liabilities declined $80.7 million from the prior quarter, of which $32.3 million was wholesale deposits and $16.5 million was subordinated notes. Net interest margin was 3.60% for the quarter, compared to 3.15% for the prior quarter. The aforementioned loan fee income in the third and second quarters, along with the second quarter interest expense benefit realized upon the exit of the previously noted former fintech BaaS partner, had a positive effect on net interest margin of 49 and 8 basis points, respectively.

•
On July 15, 2025, the Company completed a $10.0 million partial redemption of its $25.0 million of subordinated notes maturing October 15, 2029 (the “2029 Notes”). On July 15,

2025, the rate on the 2029 Notes reset to 8.65%, which was the then three-month Secured Overnight Funding Rate (SOFR) plus 433.5 basis points. Interest expense and the effective interest rate on the 2029 Notes were $0.3 million and 9.16%, respectively, for the third quarter of 2025, compared to $0.5 million and 7.86%, respectively, for the second quarter.

Capital:

•
On August 25, 2025, the Company announced the adoption of a share repurchase program pursuant to which the Company may purchase up to $15 million of its issued and outstanding common stock ("Common Stock"). As of the end of the third quarter, the Company had repurchased 659,949 shares of its Common Stock at a weighted average price of $4.16 per share totaling $2.8 million.
•
The ratio of tangible common stockholders’ equity to tangible total assets was 14.2%1 compared to 13.4%1 at the prior quarter end. The increase in this ratio was primarily driven by a smaller balance sheet, net income for the period, and the decrease in unrealized losses on the Company's portfolio of securities available for sale. Tangible book value per common share (“TBV”) was $4.011and $3.851 at the end of the third and second quarters, respectively. TBV does not include the effect of the second quarter grant of performance-based restricted stock awards (“PSAs”) totaling 3.4 million shares of Common Stock, which would negatively affect TBV by $0.16 and $0.14 in the respective quarters.

•
At September 30, 2025, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 13.67%, 18.73%, 18.73%, and 19.73%, respectively, compared to 12.89%, 17.86%, 17.86%, and 18.91%, respectively, at the prior quarter end. Capital ratios for the Company at September 30, 2025 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 14.70%, 20.14%, 20.14%, and 21.77%, respectively, compared to 13.93%, 19.29%, 19.29%, and 21.37%, respectively, at the prior quarter end.

•
As of September 30, 2025, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, were $28.6 million, or 1.14% of total assets, at quarter end compared to $24.0 million, or 0.94% of total assets, at the prior quarter end. The consecutive quarter increase in nonperforming loans was primarily attributable to a $4.8 million multifamily loan that was placed on nonaccrual status in the quarter. The loan was current as to principal and interest as of September 30, 2025, and based on the payment performance, strength of the guarantors, and value of the collateral, the Company believes that future credit losses, if any, will not be significant.

•
A recovery of credit losses of $1.8 million was reported for the third quarter compared to a recovery of credit losses of $0.7 million for the prior quarter. The recovery of credit losses in the quarter was primarily due to loan portfolio balance reductions and a $0.8 million recovery of a portion of a specialty finance loan charged off in 2023.

•
The allowance for credit losses as a percentage of total loans held for investment was 1.07% at third quarter end compared to 1.11% at the prior quarter end. Net loan recoveries were $0.3 million in the quarter compared to net loan charge-offs of $0.5 million for the prior quarter. The net loan (recoveries) charge-offs to average loans outstanding ratio (quarter-to-date annualized) for the quarter was (0.07%) compared to 0.09% for the prior quarter.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the third quarter was $3.8 million compared to $3.2 million for the prior quarter. The improvement was primarily due to swap transaction fee income related to the execution of back-to-back interest rate swaps for commercial borrowers and a positive fair value adjustment of other equity investments. Additionally, noninterest income in the third and prior quarters included $0.8 million and $0.3 million, respectively, of reserves released upon the receipt of additional sales proceeds that were contractually held back from the 2024 sales of mortgage servicing rights.

•
Noninterest expense for the third quarter was $20.0 million compared to $22.0 million for the prior quarter, a decrease of $2.0 million. Salaries and employee benefits expense totaled $11.4 million in the quarter and $13.0 million in the prior quarter, including severance costs of $0.1 million and $0.3 million, respectively, and $1.0 million and $2.0 million of expense for PSAs, respectively. The quarterly decline in salaries and employee benefits also reflects a net reduction in headcount. As of the end of the third and prior quarters, headcount was 311 and 333, respectively. Lower FDIC insurance premiums of $0.8 million in the quarter compared to the prior quarter were primarily attributable to a lower assessment rate. Partially offsetting these consecutive quarter declines were higher legal and consulting expenses.

Income Tax:

•
Income tax expense for the third and second quarters was $1.9 million and $0.5 million, respectively, with an effective income tax rate for the same respective periods of 25.3% and 27.0%.

Balance Sheet:

•
Total assets decreased to $2.50 billion from $2.56 billion at the prior quarter end, a reduction of $58.5 million, primarily driven by declines in loans held for investment of $65.9 million, partially offset by increases in securities available for sale. Included in the reduction of loans held for investment in the quarter were the payoffs and paydowns of approximately $53.3 million of out-of-market loans.

•
Total deposits decreased to $1.95 billion from $2.01 billion at the prior quarter end, a decline of $59.2 million. Deposits, excluding wholesale deposits, decreased $31.0 million in the third quarter. Brokered deposit balances declined $28.2 million in the third quarter, as existing brokered time deposits were paid off upon maturity.

•
Sources of liquidity, which consist primarily of on-balance sheet cash, unpledged securities available for sale, and available credit under secured borrowing facilities, totaled $808.7 million, or 200.0% of uninsured deposits as of September 30, 2025. Sources of liquidity as of June 30, 2025, totaled $750.0 million, or 183.3% of uninsured deposits.

Income Statement:

Net interest income was $21.9 million and $19.8 million for the third and second quarters of 2025, respectively, and $19.1 million for the third quarter of 2024. The third and second quarters of 2025 reflected $3.0 million and $0.3 million, respectively, of fee income related to the aforementioned out-of-market loan.

Average balances of interest-earning assets decreased $88.3 million to $2.44 billion in the third quarter of 2025, relative to the prior quarter, and decreased $358.6 million from the year-ago quarter period. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment, partially offset by higher average balances of securities available for sale. The yield on loans held for investment was 6.40% and 5.80% for the third and second quarters of 2025, respectively, and 5.80% for the third quarter of 2024. Fee income from the aforementioned out-of-market loan positively affected the yield on loans held for investment in the third and second quarters of 2025 by 62 and 6 basis points, respectively.

Average balances of interest-bearing liabilities decreased $80.7 million to $1.74 billion in the third quarter of 2025, relative to the prior quarter, primarily attributable to maturing wholesale deposits and the redemption of $25.0 million of the Company's subordinated notes in the late second and early third quarters of 2025. The third quarter of 2025 decline in average balances of interest-bearing liabilities relative to the same period of 2024 was primarily due to the exit of fintech deposit operations ($182.8 million), and the payoff of wholesale deposits ($162.6 million) and borrowings ($25.1 million).

Cost of funds was 2.65% for the third quarter of 2025, compared to 2.63% for the second quarter of 2025, and 3.09% for the third quarter of 2024, while cost of deposits was 2.51%, 2.47%, and 2.91%, for the same respective periods. The interest expense benefit realized upon the exit of the previously noted former fintech BaaS partner had a positive 3 basis point effect on cost of deposits in the second quarter of 2025. Cost of deposits, excluding wholesale deposits, was 1.17% for the quarter, compared to 1.05% for the prior quarter, and 1.71% for the year-ago period.

Net interest margin was 3.60% for the third quarter of 2025, compared to 3.15% for the second quarter, and 2.74% for the third quarter of 2024. Fee income from the aforementioned paid off loan and the interest expense benefit had a positive 49 and 8 basis point effect on net interest margin for the third and second quarters of 2025, respectively. Excluding the effect of the loan fee income for the third quarter of 2025, higher net income margin relative to the third quarter of 2024 was primarily attributable to lower costs of time deposits, including wholesale deposits.

A recovery of credit losses of $1.8 million was reported for the third quarter of 2025, compared to a $0.7 million recovery of credit losses for the second quarter of 2025, and a recovery of credit losses of $6.2 million for the third quarter of 2024. The recovery of credit losses for the third quarter of 2025 was primarily due to loan portfolio balance reductions and a $0.8 million recovery of a specialty finance loan charged off in 2023, while recovery of credits losses for the second quarter of 2025 was primarily due to loan portfolio balance reductions. The recovery of credit losses for the third quarter of 2024 was primarily attributable to an $8.4 million recovery from the sale of a specialty finance loan and lower reserve needs due to loan portfolio balance reductions, partially offset by higher specific reserves for certain purchased loans.

Noninterest income was $3.8 million for the third quarter of 2025, compared to $3.2 million for the second quarter of 2025, and $2.7 million for the third quarter of 2024. The improvement relative to the prior quarter was primarily due to swap transaction fee income, positive fair value adjustments of other equity investments, and higher proceeds of funds held back from the previously noted mortgage servicing rights sales. Noninterest income for the third quarter of 2024 reflected a $1.0 million loss on the sale of mortgage servicing rights.

Noninterest expense was $20.0 million for the third quarter of 2025, compared to $22.0 million for the second quarter of 2025, and $26.5 million for the third quarter of 2024. Noninterest expense decreased $2.0 million from the prior quarter and $6.4 million from the year-ago period. Salaries and employee benefits expense included severance of $0.1 million and $0.3 million for the third and second quarters of 2025, respectively, as well as $1.0 million and $2.0 million of expense for PSAs for the same respective periods. In the third quarter of 2025, higher other contractual services expense was due to the completion of a revenue enhancement project, while legal expenses were also higher. Offsetting these higher expenses were lower audit fees and FDIC insurance assessments, both reflecting the Bank’s positive efforts under its Consent Order with the OCC. The decline in noninterest expense in the 2025 period compared to the same period of 2024 was primarily due to lower salaries and employee benefits expense, consulting fees, and FDIC insurance assessments, partially offset by higher legal fees.

Balance Sheet:

Loans held for investment were $1.91 billion at September 30, 2025, compared to $1.98 billion at June 30, 2025, and $2.18 billion at September 30, 2024. The $65.9 million decline relative to the prior quarter was partially due to payoffs and paydowns of approximately $53.3 million of out-of-market loans. The third quarter of 2025 decline relative to the same period of 2024 was primarily attributable to the Company's plans to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS depository operations exit, which was completed at the end of 2024, as well as to transition the Company to a more traditional community banking model.

Total deposits were $1.95 billion at September 30, 2025, a decrease of $59.2 million and $395.4 million from June 30, 2025 and September 30, 2024, respectively. Wholesale deposit balances were $267.9 million and $296.1 million at the end of the third and second quarters of 2025, respectively. Excluding wholesale deposits, total deposits decreased $31.0 million from the prior quarter end and $232.8 million from the third quarter of 2024.

The Company previously reported that it was prohibited from the acceptance, renewal, or rollover of brokered deposits as a result of the Consent Order; however, the Company has received consecutive six-month approvals from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits limited to the amount of maturities during this period. In June 2025, the Company received an extension for an additional six-month period, through December 2025. Brokered deposits at September 30, 2025 were $267.9 million, a decline of $28.2 million from June 30, 2025, and a decline of $162.6 million from September 30, 2024. The Company had secured brokered deposits to enhance liquidity during the fintech BaaS depository operations wind down, which was completed at the end of 2024.

Noninterest-bearing deposits represented 21.1%, 21.5%, and 19.6% of total deposits at September 30, 2025, June 30, 2025, and September 30, 2024, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 24.3%, 24.6%, and 23.3% of total deposits as of the same respective dates.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
the impact of, and the ability to comply with, the terms of the January 24, 2024 Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
•
the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings, or enforcement actions that may be instituted against the Company;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;

•
the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with the OCC directives and applicable laws and regulations, and managing the wind down of these partnerships;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by growing and retaining deposits and secondary funding sources, especially if the Company's or its industry's reputation become damaged;
•
the ability to maintain capital levels adequate to support the Company's business and to comply with the Consent Order directives;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;
•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•
changes in consumer spending and savings habits;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
technological and social media changes;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•
political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope and effectiveness of the federal government, its agencies and services;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations and policies concerning taxes, banking, securities, real estate and insurance, the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
•
the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory counter measures, and the volatility and uncertainty arising therefrom;
•
the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, floods, and other catastrophic events; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) September 30, 2025	December 31, 2024 (1)
Assets
Cash and due from banks	$121,032	$173,533
Restricted cash	—	2,459
Federal funds sold	7,773	838
Securities available for sale, at fair value	341,354	312,035
Restricted equity investments	18,988	19,275
Other equity investments	4,853	4,834
Other investments	20,804	19,405
Loans held for sale	12,819	30,976
Loans held for investment, net of deferred fees and costs	1,912,726	2,111,797
Less: allowance for credit losses	(20,503)	(23,023)
Loans held for investment, net	1,892,223	2,088,774
Accrued interest receivable	11,012	12,537
Premises and equipment, net	21,087	21,394
Right-of-use lease asset	6,927	7,962
Other intangible assets	2,941	3,859
Deferred tax asset, net	24,171	27,312
Other assets	10,965	12,067
Total assets	$2,496,949	$2,737,260
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$411,100	$452,690
Interest-bearing demand and money market deposits	621,268	598,875
Savings	100,300	100,857
Time deposits	818,411	1,027,020
Total deposits	1,951,079	2,179,442
FHLB borrowings	150,000	150,000
Subordinated notes, net	14,731	39,789
Lease liability	7,580	8,613
Other liabilities	18,054	31,628
Total liabilities	2,141,444	2,409,472
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; and 91,636,533 and 84,972,610 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	333,356	322,791
Additional paid-in capital	29,687	29,687
Retained earnings	24,237	17,772
Accumulated other comprehensive loss, net of tax	(31,775)	(42,462)
Total stockholders’ equity	355,505	327,788
Total liabilities and stockholders’ equity	$2,496,949	$2,737,260

(1) Derived from audited December 31, 2024 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	September 30, 2025	June 30, 2025	September 30, 2024
Interest income:
Interest and fees on loans	$32,000	$30,730	$34,747
Interest on securities, deposit accounts, and federal funds sold	4,213	4,006	4,478
Total interest income	36,213	34,736	39,225
Interest expense:
Interest on deposits	12,501	12,802	16,984
Interest on subordinated notes	338	646	566
Interest on FHLB and FRB borrowings	1,463	1,447	2,574
Total interest expense	14,302	14,895	20,124
Net interest income	21,911	19,841	19,101
Recovery of credit losses - loans	(1,800)	(700)	(6,000)
Recovery of credit losses - unfunded commitments	—	—	(200)
Total recovery of credit losses	(1,800)	(700)	(6,200)
Net interest income after recovery of credit losses	23,711	20,541	25,301
Noninterest income:
Fair value adjustments of other equity investments	163	(82)	160
Residential mortgage banking income	5	117	2,746
Mortgage servicing rights	(48)	(139)	(2,915)
Income (loss) on sale of mortgage servicing rights	758	289	(1,011)
Wealth and trust management	458	409	730
Service charges on deposit accounts	725	721	376
Increase in cash surrender value of BOLI	9	8	127
Bank and purchase card, net	567	626	690
Swap transaction fees	258	—	—
Other	938	1,295	1,795
Total noninterest income	3,833	3,244	2,698
Noninterest expense:
Salaries and employee benefits	11,388	13,000	13,938
Occupancy and equipment	1,190	1,129	1,394
Technology and communications	2,314	2,565	2,767
Legal and regulatory filings	1,008	395	614
Advertising and marketing	267	128	222
Audit fees	161	459	498
FDIC insurance	239	1,027	1,130
Intangible amortization	223	234	265
Other contractual services	645	433	1,634
Other taxes and assessments	895	955	759
Regulatory remediation	—	—	357
Other	1,711	1,684	2,876
Total noninterest expense	20,041	22,009	26,454
Income before income taxes	7,503	1,776	1,545
Income tax expense	1,900	480	599
Net income	$5,603	$1,296	$946
Basic and diluted income per common share	$0.06	$0.01	$0.01

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the nine months ended
(Dollars in thousands, except per common share data)	September 30, 2025	September 30, 2024
Interest income:
Interest and fees on loans	$93,884	$109,289
Interest on securities, deposit accounts, and federal funds sold	12,415	13,098
Total interest income	106,299	122,387
Interest expense:
Interest on deposits	39,495	52,741
Interest on subordinated notes	1,720	1,678
Interest on FHLB and FRB borrowings	4,342	8,433
Total interest expense	45,557	62,852
Net interest income	60,742	59,535
Recovery of credit losses - loans	(2,500)	(2,400)
Recovery of credit losses - unfunded commitments	—	(1,700)
Total recovery of credit losses	(2,500)	(4,100)
Net interest income after recovery of credit losses	63,242	63,635
Noninterest income:
Fair value adjustments of other equity investments	8	(8,384)
Residential mortgage banking income	847	8,214
Mortgage servicing rights	(185)	(166)
Income (loss) on sale of mortgage servicing rights	1,197	(1,011)
Wealth and trust management	1,321	1,873
Service charges on deposit accounts	1,903	1,123
Increase in cash surrender value of BOLI	25	797
Bank and purchase card, net	1,760	1,445
Swap transaction fees	258	—
Other	3,015	6,867
Total noninterest income	10,149	10,758
Noninterest expense:
Salaries and employee benefits	36,998	44,918
Occupancy and equipment	3,700	4,221
Technology and communications	7,663	7,378
Legal and regulatory filings	1,842	1,424
Advertising and marketing	586	702
Audit fees	1,198	1,948
FDIC insurance	2,363	4,324
Intangible amortization	701	828
Other contractual services	1,673	5,299
Other taxes and assessments	2,771	2,290
Regulatory remediation	—	4,398
Other	5,506	10,469
Total noninterest expense	65,001	88,199
Income (loss) before income taxes	8,390	(13,806)
Income tax expense (benefit)	1,925	(424)
Net income (loss)	$6,465	$(13,382)
Basic and diluted income (loss) per common share	$0.07	$(0.34)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

		As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)		September 30,	June 30,	March 31,	December 31,	September 30,
Income Statement Data:		2025	2025	2025	2024	2024
Interest income		$36,213	$34,736	$35,350	$37,932	$39,225
Interest expense		14,302	14,895	16,360	18,807	20,124
Net interest income		21,911	19,841	18,990	19,125	19,101
Recovery of credit losses		(1,800)	(700)	—	(1,000)	(6,200)
Net interest income after recovery of credit losses		23,711	20,541	18,990	20,125	25,301
Noninterest income		3,833	3,244	3,072	2,814	2,698
Noninterest expense		20,041	22,009	22,951	25,640	26,454
Income (loss) before income taxes		7,503	1,776	(889)	(2,701)	1,545
Income tax expense (benefit)		1,900	480	(455)	(698)	599
Net income (loss)		5,603	1,296	(434)	(2,003)	946
Per Common Share Data:
Earnings (loss) per common share - basic and diluted		$0.06	$0.01	$(0.01)	$(0.03)	$0.01
Book value per common share		4.03	3.88	3.86	3.86	4.31
Tangible book value per common share - Non-GAAP		4.01	3.85	3.83	3.83	4.26
Balance Sheet Data:
Total assets		$2,496,949	$2,555,439	$2,685,084	$2,737,260	$2,944,691
Average assets		2,535,853	2,630,898	2,721,714	2,863,014	2,967,774
Average interest-earning assets		2,437,542	2,525,835	2,620,725	2,736,834	2,796,116
Loans held for investment ("LHFI")		1,912,726	1,978,585	2,059,710	2,111,797	2,180,413
Allowance for credit losses		20,503	21,974	23,126	23,023	25,453
Purchase accounting adjustments (discounts) on acquired loans		2,984	3,388	3,710	3,996	4,162
Loans held for sale		12,819	12,380	23,624	30,976	22,082
Securities available for sale, at fair value		341,354	327,958	325,401	312,035	314,784
Noninterest-bearing demand deposits		411,100	432,939	452,590	452,690	459,793
Fintech Banking-as-a-Service ("BaaS") deposits		1	193	198	233	63,674
Total deposits		1,951,079	2,010,266	2,129,477	2,179,442	2,346,492
Subordinated notes, net		14,731	24,928	39,773	39,789	39,806
FHLB advances		150,000	150,000	150,000	150,000	190,000
Average interest-bearing liabilities		1,739,014	1,819,735	1,899,315	2,021,814	2,121,402
Total stockholders' equity		355,505	344,265	338,289	327,788	336,347
Average stockholders' equity		345,358	339,131	329,684	330,343	326,880
Weighted average common shares outstanding - basic		88,548	88,258	86,003	78,881	73,366
Weighted average common shares outstanding - diluted		99,384	95,903	86,003	78,881	87,086
Outstanding warrants to purchase common stock	`	27,549	27,674	28,690	31,452	26,196
Financial Ratios:
Return on average assets (1)		0.88%	0.20%	-0.06%	-0.28%	0.13%
Return on average equity (1)		6.49%	1.53%	-0.53%	-2.43%	1.16%
Total loan to deposit ratio		98.7%	99.0%	97.8%	98.3%	93.9%
Held for investment loan-to-deposit ratio		98.0%	98.4%	96.7%	96.9%	92.9%
Fintech BaaS deposits to total deposits ratio		0.0%	0.0%	0.0%	0.0%	2.7%
Net interest margin (1)		3.60%	3.15%	2.90%	2.80%	2.74%
Yield of LHFI (1)		6.40%	5.80%	5.70%	5.83%	5.80%
Cost of deposits (1)		2.51%	2.47%	2.62%	2.86%	2.91%
Cost of funds (1)		2.65%	2.63%	2.78%	3.01%	3.09%
Efficiency ratio		77.8%	95.3%	104.0%	116.9%	121.4%
Noninterest expense to total assets (1)		3.2%	3.4%	3.4%	3.7%	3.6%
Regulatory remediation expenses		—	—	—	273	357
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets		13.6%	12.9%	12.1%	11.5%	11.0%
Allowance for credit losses to LHFI		1.07%	1.11%	1.12%	1.09%	1.17%
Ratio of net (recoveries) charge-offs to average loans outstanding (1)		-0.07%	0.09%	-0.02%	0.36%	-0.61%
Nonperforming loans to total assets		1.14%	0.94%	0.93%	0.93%	1.09%
Nonperforming assets to total assets		1.15%	0.95%	0.94%	0.94%	1.09%
Nonperforming loans to total loans		1.48%	1.20%	1.19%	1.20%	1.46%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible Common Equity and Tangible Book Value Per Common Share:	2025	2025	2025	2024	2024
Total stockholders' equity	$355,505	$344,265	$338,289	$327,788	$336,347
Less: preferred stock (including additional paid-in capital)	—	—	—	—	(20,605)
Common stockholders' equity	$355,505	$344,265	$338,289	$327,788	$315,742
Less: other intangibles, net of deferred tax liability (2)	(2,285)	(2,509)	(2,740)	(2,998)	(3,281)
Tangible common equity (Non-GAAP)	$353,220	$341,756	$335,549	$324,790	$312,461
Total common shares outstanding	91,637	92,175	87,778	84,973	73,474
Less: unvested performance-based restricted stock awards	(3,460)	(3,496)	(109)	(117)	(137)
Total common shares outstanding, adjusted	88,176	88,679	87,669	84,856	73,337
Book value per common share	$4.03	$3.88	$3.86	$3.86	$4.31
Tangible book value per common share (Non-GAAP)	4.01	3.85	3.83	3.83	4.26

Tangible Common Equity to Tangible Total Assets
Total assets	$2,496,949	$2,555,439	$2,685,084	$2,737,260	$2,944,691
Less: other intangibles, net of deferred tax liability (2)	(2,285)	(2,509)	(2,740)	(2,998)	(3,281)
Tangible total assets (Non-GAAP)	$2,494,664	$2,552,930	$2,682,344	$2,734,262	$2,941,410
Tangible common equity (Non-GAAP)	$353,220	$341,756	$335,549	$324,790	$312,461
Tangible common equity to tangible total assets (Non-GAAP)	14.2%	13.4%	12.5%	11.9%	10.6%

(1) Annualized.
(2) Excludes mortgage servicing rights.